Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Sema4 Holdings Corp. and to the incorporation by reference therein of our report dated March 15, 2022, with respect to the combined carve out financial statements of GeneDx, Inc. and subsidiary, included in the Proxy Statement of Sema4 Holdings Corp. dated March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Miami, Florida
August 26, 2022